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                                                                  Exhibit (g)(3)

                                    AMENDMENT

         AMENDMENT made as of May 21, 2001 to that certain Custody Agreement dated as of September 29, 2000 between Citizens Funds (the "Fund") and Fifth Third Bank ("Custodian") (such Custody Agreement, including the Global Custody Addendum thereto, hereinafter referred to as the "Custody Agreement").

                                   WITNESSETH:

         WHEREAS, Rule 17f-7 under the Investment Company Act of 1940, as amended (the "Rule"), was adopted on June 12, 2000 by the Securities and Exchange Commission:

         WHEREAS, the Fund and Custodian desire to amend the Custody Agreement to conform with the Rule;

         NOW, THEREFORE, the Fund and Custodian hereby agree as follows:

         1.       The following new Section is hereby added to the Custody
Agreement:

FOREIGN DEPOSITORIES.

         (a) As used in this Section, the term "Foreign Depository" shall mean (a) Euroclear, (b) Clearstream Banking, societe anonyme, (c) each Eligible Securities Depository as defined in Rule 17f-7 under the Investment Company Act of 1940, as amended, identified to the Fund by the Custodian from time to time, as needed and on a quarterly basis otherwise, and (d) the respective successors and nominees of the foregoing.

         (b) Notwithstanding any other provision in this Agreement, the Fund hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon any delivery of a Certificate or any giving of Oral Instructions, Instructions, or Written Instructions, as the case may be, that the Fund or its investment adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of Rule 17f-7 under the Investment Company Act of 1940, as amended.

         (c) With respect to each Foreign Depository, Custodian shall exercise reasonable care, prudence, and diligence (i) to provide the Fund with an analysis of the custody risks associated with maintaining assets with the

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Foreign Depository, and (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund of any material change in such risks. The analysis provided pursuant to clause (i) shall be updated by the Custodian and provided to the Fund when any Foreign Depository is added to the list of Foreign Depositories identified to the Fund and from time to time as Custodian deems necessary. The Fund acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians or through publicly available information otherwise obtained by Custodian, and shall not include any evaluation of Country Risks. As used herein the term "Country Risks" shall mean with respect to any Foreign Depository: (a) the financial infrastructure of the country in which it is organized, (b) such country's prevailing settlement practices, (c) nationalization, expropriation or other governmental actions, (d) such country's regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations or fluctuations, and (f) market conditions which affect the order execution of securities transactions or affect the value of securities.

         (d) If an arrangement with a Foreign Depository no longer meets the requirements of Rule 17f-7, the Custodian shall promptly notify the Fund of the failure of the depository to meet the requirements of Rule 17f-7 and of the necessity to promptly withdraw the Fund's assets from the depository. At the Fund's request, the Custodian shall withdraw the Fund's assets from the depository as soon as reasonably practicable.

         2. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, shall, together, constitute only one amendment.

         IN WITNESS WHEREOF, the Fund and Custodian have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.


                                          CITIZENS FUNDS

                                          By:  /s/ Sean P. Driscoll
                                               ------------------------------

                                          Title:  Treasurer
                                                 ----------------------------

                                          FIFTH THIRD BANK

                                          By: /s/ Christine Oak
                                              -------------------------------

                                          Title:  Trust Officer
                                                 ----------------------------